Exhibit 99.1

CONTACT:
Jeff Unger
Vice President Investor Relations
(561) 482-9715

Destination XL Group, Inc. Reports Fourth-Quarter and FY 2015 Financial Results

+8.9% DXL Comparable Sales Increase for Fourth Quarter 2015 On Top of +16.4% Comparable Increase in Fourth Quarter 2014

Company Introduces Guidance for Fiscal 2016

CANTON, Mass., March 18, 2016 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the fourth quarter and fiscal year 2015.

Fourth-Quarter Fiscal 2015 Highlights

•	Total Company comparable sales increased +3.1%, against +8.9% for the prior-year fourth quarter
•	137 DXL retail stores, open at least 13 months, had an +8.9% comparable sales increase on top of +16.4% in the prior-year fourth quarter
•	Operating loss of $(0.5) million
•	EBITDA from continuing operations of $7.3 million
•	Sales per square foot for DXL retail stores, on a rolling 12-month basis, were $177, compared with $165 for the prior-year fourth quarter

Management Comments

“Our excellent fourth-quarter and full-year financial results reflect the strength of the Destination XL model in an exceptionally challenging retail environment,” said President and CEO David Levin. “Our performance was consistent throughout 2015, on track with the expectations we laid out at the start of the year. DXL retail stores delivered a strong comparable sales increase of +8.9% during the fourth quarter. The quarter actually started out slowly with a very warm November. However, typical winter weather returned in December, as did strong demand in our cold-weather categories, and sales continued to accelerate through the end of January. Brand awareness, Casual Male customer conversion and our share of end-of-rack customers all continued to increase, driving the total number of transactions and average sales per transaction. As a result, we were able to maintain our gross margin rate and deliver solid EBITDA for the quarter.

“We concluded a successful fall marketing campaign, which helped drive strong holiday sales,” Levin continued. “Our spring campaign in 2016 will have the same timing as our effective campaign a year ago. Our DXL marketing during the past three years has increased awareness, which is enabling us to reduce our marketing costs.

“Our outlook for 2016 is quite positive. For the year, we project sales in the range of $465 million to $472 million and EBITDA in the range of $31 million to $35 million. Fueling this year-over-year growth is our investment in new DXL stores. We have never taken our responsibility to invest capital lightly, and we have a rigorous process that subjects all new DXL stores to high ROIC hurdle rates. This disciplined approach with a high-return objective has enabled us to grow our revenue from $386 million in fiscal 2013 to $442 million in fiscal 2015 and increase our EBITDA from continuing operations from $7.3 million in fiscal 2013 to $23.3 million in fiscal 2015,” Levin concluded.

Fourth-Quarter and Fiscal 2015 Results

Sales

For the fourth quarter of fiscal 2015, total sales rose 3.8% to $124.0 million from $119.6 million in the fourth quarter of fiscal 2014. The increase of $4.4 million in total sales was due to an increase in comparable sales of $3.4 million with the remaining $1.0 million primarily representing non-comparable sales, net of prior year sales from closed Casual Male XL and Rochester stores. An 8.9% increase from the 137 comparable DXL stores drove the overall comparable sales increase for the Company of 3.1%.

For fiscal 2015, total sales increased 6.8% to $442.2 million, compared with $414.0 million for fiscal 2014. The increase of $28.2 million was due to an increase in comparable sales of $18.0 million with the remaining $10.2 million primarily representing non-comparable sales, net of prior year sales from closed Casual Male XL and Rochester stores. The comparable DXL stores, with a 9.7% increase, drove an overall comparable sales increase for the Company of 4.8% for fiscal 2015.

Gross Margin

	Fourth Quarter	Fiscal Year
Fiscal 2014 gross margin	47.9%	45.9%
Merchandise margin	(0.1)%	0.4%
Occupancy costs	0.1%	0.4%
Lease exit payment received in 2014	(2.1)%	(0.6)%
Fiscal 2015 gross margin	45.8%	46.1%

For the fourth quarter of fiscal 2015, gross margin, inclusive of occupancy costs, was 45.8%, compared with 47.9% for the fourth quarter of fiscal 2014. The decrease is due to a one-time, $2.5 million payment that we received in the fourth quarter of 2014 to exit a lease agreement early. Excluding this receipt, gross margin for the fourth quarter of fiscal 2015 was flat to the prior year, with a 10-basis-point improvement in occupancy costs offset by a 10-basis-point decrease in merchandise margin.

For the fiscal year, gross margin was 46.1%, compared with 45.9% for fiscal 2014. The $2.5 million lease payment received last year had a 60-basis-point benefit to the prior year’s full year margin. Excluding this receipt, gross margin improved 80-basis-points in fiscal 2015 as compared with fiscal 2014.  Merchandise margin increased 40-basis-points and occupancy costs improved 40-basis-points. The increase in merchandise margins is the result of strong initial margins and fewer promotional activities and markdowns. The 40-basis-point improvement in occupancy costs was the result of the increase in sales and the introduction of the smaller DXL format.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2015 were 40.0% of sales, compared with 40.3% in the fourth quarter of fiscal 2014. On a dollar basis, SG&A expense increased $1.4 million from the same quarter a year ago. The increase for the fourth quarter was due to store payroll and supporting costs to support DXL store growth, as well as a $1.4 million charge for performance-based incentive accruals. The results include DXL transition costs of approximately $0.6 million and $1.2 million for the fourth quarter of fiscal 2015 and fiscal 2014, respectively.

SG&A expenses for fiscal 2015 were 40.8% of sales, compared with 42.2% for fiscal 2014. On a dollar basis, SG&A expenses for fiscal 2015 increased $5.8 million to $180.6 million, compared with SG&A expenses of $174.8 million in fiscal 2014. The increase in SG&A expenses was principally due to a greater number of DXL stores open in fiscal 2015 compared with fiscal 2014. Also contributing was an increase in performance-based incentive accruals and other corporate costs, partially offset by a decrease in marketing costs compared with fiscal 2014.

EBITDA from Continuing Operations

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, a non-GAAP measure, for the fourth quarter of fiscal 2015 were $7.3 million, compared with $9.1 million for the fourth quarter of fiscal 2014.

For the 2015 fiscal year, EBITDA from continuing operations increased $8.1 million to $23.3 million from $15.2 million for fiscal 2014.

Net Loss

Net loss for the fourth quarter of fiscal 2015 was $(1.4) million, or $(0.03) per diluted share, compared with net income of $1.6 million, or $0.03 per diluted share, for the fourth quarter of fiscal 2014. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the fourth quarter of fiscal 2015 was $(0.02) per diluted share, compared with adjusted net income of $0.02 per diluted share for the fourth quarter of fiscal 2014. Included in net income for the fourth quarter of fiscal 2014 is the $2.5 million, or $0.05 per diluted share, received for the one-time early lease exit. In addition, the fourth quarter of fiscal 2015 includes an accrual of $1.4 million, or ($0.03) per diluted share, for the probable payout, on a pro-rata basis, of the achievement of performance targets under the long-term incentive wrap-around plan.

The net loss for fiscal 2015 was $(8.4) million, or $(0.17) per diluted share, compared with a net loss of $(12.3) million, or $(0.25) per diluted share, for fiscal 2014. On a non-GAAP basis, assuming a normal tax rate for fiscal 2015 and fiscal 2014, the adjusted loss from continuing operations was $(0.10) per share for fiscal 2015, compared with $(0.13) per share for fiscal 2014.

Cash Flow

Cash Flow from operations for fiscal 2015 was $18.4 million, compared with $13.8 million for fiscal 2014. Capital expenditures for fiscal 2015 of $33.4 million consisted of $20.1 million for new DXL stores and $13.3 million for infrastructure projects. Capital expenditures for fiscal 2014 of $40.9 million consisted of $30.4 million for new DXL stores and $10.5 million for infrastructure projects. Free cash flow, before DXL capital expenditures, increased from $3.3 million in fiscal 2014 to $5.1 million in fiscal 2015.

(in millions)	Fiscal 2015	Fiscal 2014
Cash flow from operating activities (GAAP basis)	$18.4	$13.8
Capital expenditures, infrastructure projects	(13.3)	(10.5)
Free Cash Flow before DXL capital expenditures	$5.1	$3.3
Capital expenditures for DXL stores	(20.1)	(30.4)
Free Cash Flow (non-GAAP basis)	$(15.0)	$(27.1)

Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles. The achievement of these hurdles has been a significant contributor to our continued improvement in EBITDA. We believe free cash flow before DXL capital expenditures is an important metric, because it demonstrates our ability to strengthen liquidity while also contributing to the funding of our DXL store growth.

Non-GAAP measures

EBITDA from continuing operations, adjusted net income (loss) per share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the tables below.

Balance Sheet & Liquidity

At January 30, 2016, the Company had cash and cash equivalents of $5.2 million. Total debt at January 30, 2016 was $68.1 million. Total debt consisted of $42.0 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and $26.1 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At January 30, 2016, the Company had $66.0 million of excess availability under its credit facility.

Inventory was $125.0 million at January 30, 2016, compared with $115.2 million at January 31, 2015. The increase in inventory over last year’s fourth quarter was due to an increase in total store square footage, as well as a concerted effort to accelerate the receipt of spring merchandise to improve stores’ in-stock position at the start of the spring selling season. Clearance inventory represented 8.1% of total inventory for the fourth quarter of 2015, compared with 8.4% of total inventory for the fourth quarter of 2014.

Retail Store Information

For fiscal 2015, the Company opened 36 new DXL stores, which included 7 outlets. The following is a summary of the store count, with respective square footage by store concept:

	Year End 2013		Year End 2014		Year End 2015		Year End 2016E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	99	915	138	1,179	166	1,369	194	1,548
DXL outlets	—	—	2	12	9	45	12	60
CMXL retail	198	713	157	557	125	443	99	353
CMXL outlets	52	167	48	153	40	126	37	117
Rochester Clothing	10	88	8	74	5	51	5	51
Total	359	1,883	353	1,975	345	2,034	347	2,129

Fiscal 2016 Outlook

The Company expects:

•	Total sales in the range of $465.0 to $472.0 million.
•	A total comparable sales increase in the range of 4.8% to 5.5%.
•	Gross profit margin in the range of 46.2% to 46.5%.
•	EBITDA in the range of $31.0 to $35.0 million.
•

A net loss of $(0.09) per diluted share to breakeven. On a non-GAAP basis, an adjusted net loss of $(0.05) per diluted share to breakeven. This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2015 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2016 and will not recognize any income tax benefit on its operating loss in fiscal 2016.

•	To open approximately 28 DXL retail and 3 DXL outlet stores and close approximately 26 Casual Male XL retail stores and 3 Casual Male XL outlet stores.
•	Capital expenditures of approximately $30.0 million in fiscal 2016, with approximately $20.6 million invested in new DXL stores.
•	Borrowings at the end of fiscal 2016 in the range of $64.0 million to $69.0 million.
•	Free cash flow before DXL capital expenditures of approximately $20.6 million to $25.6 million, resulting in total free cash flow in the range of breakeven to $5.0 million.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, March 18, 2016 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 539-3678. Please reference conference ID: 9505489. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, EBITDA from continuing operations and adjusted net income (loss) per diluted share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures.  The free cash flow presentation separates DXL capital expenditures from its other infrastructure projects.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA from continuing operations is calculated as EBITDA before discontinued operations.  Adjusted net loss per diluted share has been adjusted for a normal tax rate, assuming 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings expectations for fiscal 2016, the Company’s ability to execute on its strategic plan and the effectiveness of the Destination XL concept. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 25, 2015, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Sales	$124,044	$119,559	$442,221	$414,020
Cost of goods sold including occupancy	67,191	62,293	238,382	224,006
Gross profit	56,853	57,266	203,839	190,014

Expenses:
Selling, general and administrative	49,566	48,212	180,570	174,814
Depreciation and amortization	7,833	6,833	28,359	24,002
Total expenses	57,399	55,045	208,929	198,816

Operating income (loss)	(546)	2,221	(5,090)	(8,802)

Interest expense, net	(768)	(764)	(3,058)	(2,132)

Income (loss) from continuing operations before provision for income taxes	(1,314)	1,457	(8,148)	(10,934)

Provision for income taxes	69	70	260	243

Income (loss) from continuing operations	(1,383)	1,387	(8,408)	(11,177)
Income (loss) from discontinued operations	-	167	-	$(1,118)
Net income (loss)	$(1,383)	$1,554	$(8,408)	$(12,295)

Net income (loss) per share -basic and diluted
Income (loss) from continuing operations	$(0.03)	$0.03	$(0.17)	$(0.23)
Income (loss) from discontinued operations	$-	$-	$-	$(0.02)
Net income (loss) per share	$(0.03)	$0.03	$(0.17)	$(0.25)

Weighted-average number of common shares outstanding:
Basic	49,139	48,789	49,089	48,740
Diluted	49,139	49,415	49,089	48,740

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
January 30, 2016 and January 31, 2015
(In thousands)

	January 30,	January 31,
	2016	2015

ASSETS

Cash and cash equivalents	$5,170	$4,586
Inventories	125,014	115,220
Other current assets	12,975	12,532
Property and equipment, net	124,962	120,328
Intangible assets	2,669	3,308
Other assets	3,557	3,907
Total assets	$274,347	$259,881

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$103,147	$99,049
Long-term debt	26,158	33,506
Borrowings under credit facility	41,984	18,817
Deferred gain on sale-leaseback	14,654	16,119
Stockholders' equity	88,404	92,390
Total liabilities and stockholders' equity	$274,347	$259,881

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING.

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)

	For the three months ended				For the year ended
	January 30, 2016		January 31, 2015		January 30, 2016		January 31, 2015
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in million, except per share data)
Income (loss) from continuing operations	$(1.4)	$(0.03)	$1.4	$0.03	$(8.4)	$(0.17)	$(11.2)	$(0.23)

Add back: Actual income tax provision	0.1	-	0.1	-	0.3	-	0.2	-
Income tax benefit (provision), assuming normal tax rate of 40%	0.5	-	(0.6)	-	3.3	-	4.4	-

Adjusted income(loss) from continuing operations	$(0.8)	$(0.02)	$0.9	$0.02	$(4.9)	$(0.10)	$(6.6)	$(0.13)
Income (loss) from discontinued operations	-	-	$0.2	-	-	-	$(1.1)	$(0.02)
Adjusted net income (loss), non-GAAP basis	$(0.8)	$(0.02)	$1.0	$0.02	$(4.9)	$(0.10)	$(7.7)	$(0.16)

Weighted average number of common shares outstanding on a diluted basis		49.1		49.4		49.1		48.7

GAAP TO NON-GAAP RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS
	For the three months ended		For the year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
(in millions)
Net income (loss), GAAP basis	$(1.4)	$1.6	$(8.4)	$(12.3)
Add back:
Provision for income taxes	0.1	0.1	0.3	0.2
Interest expense	0.8	0.8	3.1	2.1
Depreciation and amortization	7.8	6.8	28.4	24.0
EBITDA, non-GAAP basis	7.3	9.3	23.3	14.1
Income (loss) from discontinued operations	-	0.2	-	(1.1)
EBITDA from continuing operations, non-GAAP basis	$7.3	$9.1	$23.3	$15.2

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

			Projected
(in millions)	Fiscal 2015	Fiscal 2014	Fiscal 2016
Cash flow from operating activities (GAAP)	$18.4	$13.8	$30.0-$35.0
Capital expenditures, infrastructure projects	(13.3)	(10.5)	(9.4)
Free Cash Flow before DXL capital expenditures	$5.1	$3.3	$20.6-$25.6
Capital expenditures for DXL stores	(20.1)	(30.4)	(20.6)
Free Cash Flow (non-GAAP)	$(15.0)	$(27.1)	$0.0-$5.0